UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 5, 2005

(Date of earliest event reported)

McDATA Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-31257	84-1421844
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Interlocken Crescent, Broomfield, Colorado 80021

(Address of principal executive offices, including Zip Code)

(720) 558-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 – Other Events

Pursuant to the terms of the Agreement and Plan of Merger dated as of January 17, 2005, among McDATA Corporation (“McDATA”), Computer Network Technology Corporation (“CNT”) and Condor Acquisition, Inc. (“Condor”), as amended on February 10, 2005 (the “Merger Agreement”), in connection with which Condor would be merged with and into CNT with CNT becoming a wholly-owned subsidiary of McDATA, McDATA offered Mr. Thomas G. Hudson, CNT’s current Chief Executive Officer, a position on McDATA’s board of directors and employment as a senior executive officer of McDATA.  After further discussions, McDATA and Mr. Hudson have determined that although Mr. Hudson will become a member of McDATA’s board of directors upon the closing of the acquisition, Mr. Hudson will not pursue a senior executive position at McDATA.  McDATA and Mr. Hudson are currently in negotiations for Mr. Hudson to become a consultant to, or hold a transitional position with, McDATA subsequent to the closing of the acquisition.  In addition, Dr. Renato A. DiPentima, currently a member of CNT’s board of directors, has agreed to become a member of McDATA’s board of directors upon the closing of the acquisition.

McDATA and Mr. Hudson have agreed that the above-mentioned consulting or transitional position would provide for 12 months compensation continuation with other terms and conditions to be negotiated.

On May 5, 2005, McDATA also distributed a letter via email to its employees (the “Letter”) that, among other things, provided an update regarding the progress of integration planning for McDATA’s acquisition of CNT, and announced the combined management team for McDATA subsequent to the closing of the acquisition.  A copy of the Letter is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 - Financial Statements and Exhibits

(c)                                  Exhibits

99.1                           Letter from McDATA to its Employees dated May 5, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDATA Corporation

By:	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey Vice President and General Counsel

Dated: May 5, 2005